UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 14, 2015

NETSCOUT SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-26251	04-2837575
(Commission File Number)	(IRS Employer Identification No.)

310 Littleton Road Westford, Massachusetts	01886
(Address of principal executive offices)	(Zip Code)

(978) 614-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, on October 12, 2014 NetScout Systems, Inc. (the “Company” or “NetScout”) entered into an Agreement and Plan of Merger and Reorganization with Danaher Corporation (“Danaher”), Potomac Holding LLC, a wholly-owned subsidiary of Danaher (“Newco”), RS Merger Sub I, Inc. (“Merger Sub”) and RS Merger Sub II, LLC (“Merger Sub II” and, together with Merger Sub, the “Merger Subs”) (the “Merger Agreement”). In addition, the Company, Danaher and Newco entered into a Separation and Distribution Agreement, dated as of October 12, 2014 (the “Distribution Agreement”), providing for the transfer by Danaher to Newco of certain assets and liabilities of Danaher’s communications business, including Tektronix Communications, Arbor Networks and certain parts of Fluke Networks Enterprise, but excluding Danaher’s data communications cable installation business and its communication service provider (field and test tools systems) business (the “Communications Business”). As used herein, the term “Transactions” refers to the transactions contemplated by the Merger Agreement, Distribution Agreement and any other documents referred to in or contemplated by the Merger Agreement and the Distribution Agreement.

As previously disclosed, on May 14, 2015 Danaher commenced an offer to Danaher stockholders to exchange any or all of their shares of Danaher common stock for Newco common units, subject to proration, which Newco common units would be automatically converted into shares of common stock of the Company pursuant to the Merger Agreement, based on an exchange ratio of 2.400. The exchange offer expired at midnight on July 13, 2015.

Immediately after the expiration and consummation of the exchange offer and the distribution by Danaher of Newco common units to holders of shares of Danaher common stock tendered in the exchange offer (the “Distribution”), on July 14, 2015 (the “Closing Date”), (i) Merger Sub merged with and into Newco with Newco continuing as the surviving entity (the “First Merger”) and (ii) immediately thereafter, Newco merged with and into Merger Sub II, with Merger Sub II surviving as a wholly-owned subsidiary of NetScout (the “Second Merger” and, together with the First Merger, the “Mergers”). In the First Merger, each Newco common unit was converted into the right to receive one share of NetScout common stock.

Closing Agreement

In connection with the closing of the Transactions, the Company, Danaher, Newco (which, as a result of the Transactions, became a wholly-owned subsidiary of the Company) and the Merger Subs entered into a closing agreement, effective as of the Closing Date (the “Closing Agreement”), that, among other things, amends the Distribution Agreement to govern the parties’ respective rights, responsibilities and obligations with respect to (i) the local operations of the Communications Business in certain jurisdictions (the “Deferred Jurisdictions”) from the Closing Date until the termination of the Closing Agreement with respect to each of the Deferred Jurisdictions, and (ii) the conveyance of certain assets and liabilities of the Communications Business from Danaher and/or its subsidiaries directly to the Company and/or its subsidiaries (the “Direct Transfers”).

Pursuant to the Closing Agreement, Danaher is required, and is required to cause its subsidiaries, to continue to operate the local operations of the Communications Business in each of the Deferred Jurisdictions for the benefit and burden of NetScout and Newco in the ordinary course in all material respects until the termination of the Closing Agreement with respect to each of the Deferred Jurisdictions in exchange for payment by NetScout of all fees incurred with respect to such local operations.

The Closing Agreement terminates with respect to each Deferred Jurisdiction upon the earlier of the closing of the Transactions with respect to such Deferred Jurisdiction or June 30, 2016. In the event that a closing with respect to a Deferred Jurisdiction has not occurred prior to June 30, 2016,

Danaher will have the right to wind down the local operations of the Communications Business in such Deferred Jurisdiction in exchange for payment to NetScout of an amount mutually agreed to by the parties in good faith to compensate NetScout for losses with respect to the Communications Business in such Deferred Jurisdiction as a result of the wind down.

The Closing Agreement furthers provides that Danaher will indemnify the Company and its subsidiaries for liabilities resulting from each of the Direct Transfers that would have been for Danaher’s account had the conveyance of such assets and liabilities of the Communications Business been effected from Danaher or its subsidiaries directly to Newco or its subsidiaries.

The foregoing description of the Closing Agreement is qualified in its entirety by reference to the Closing Agreement, attached hereto as Exhibit 2.3 and incorporated by reference herein.

Tax Matters Agreement

In connection with the closing of the Transactions, the Company, Danaher, Newco (which, as a result of the Transactions, became a wholly-owned subsidiary of the Company) entered into a tax matters agreement, effective as of the Closing Date (the “Tax Matters Agreement”) that governs the parties’ respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes. As used in this section, the term “Restructuring” means the internal restructuring to separate and consolidate certain assets and liabilities used in the Communications Business under Newco pursuant to the Distribution Agreement. In general, under the Tax Matters Agreement:

•	Danaher is responsible for (i) any U.S. federal income taxes imposed on Danaher’s U.S. federal consolidated group for any period, (ii) any U.S. federal, state, local or foreign taxes (and any related interest, penalties or audit adjustments) imposed on Newco and/or any of its subsidiaries for any periods or portions thereof ending on or prior to the Closing Date, and (iii) any taxes arising from the Restructuring; and

•	Newco (and, by virtue of the First Merger, NetScout) is responsible for any U.S. federal, state, local or foreign taxes (and any related interest, penalties or audit adjustments) imposed on Newco and/or any of its subsidiaries for any periods or portions thereof beginning after the Closing Date.

Newco and Danaher intend for the Distribution and certain related transactions to qualify as a reorganization pursuant to which no gain or loss is recognized by Danaher or its stockholders for U.S. federal income tax purposes under Sections 355, 368(a)(1)(D) and related provisions of the Internal Revenue Code of 1986, as amended. In addition, Newco and Danaher intend for certain other aspects of the Restructuring to qualify for tax-free treatment under U.S. federal, state and local tax law and/or foreign tax law.

Danaher has obtained a ruling from the IRS regarding certain issues relevant to the qualification of the Distribution and certain other aspects of the Restructuring for tax-free treatment for U.S. federal income tax purposes. In addition, Danaher has received opinions from its outside tax advisors regarding the tax-free status of the Transactions.

Newco has agreed to certain covenants that contain restrictions intended to preserve the tax-free status of the Transactions. Newco may take certain actions prohibited by these covenants only if Danaher receives a private letter ruling from the IRS or Newco obtains and provides to Danaher an opinion from a U.S. tax counsel or accountant of recognized national standing to the effect that such action would not jeopardize the tax-free status of the Transactions. Newco is barred from taking any action, or failing to take any action, where such action or failure to act adversely affects the tax-free status of the Transactions, for all relevant time periods. In addition, during the time period ending two years after the Closing Date these covenants will include specified restrictions on Newco, including the following:

•	certain restrictions on issuing or selling stock or other securities (including securities convertible into Newco stock but excluding certain compensatory arrangements);

•	redeeming or repurchasing its stock or stock rights, except to the extent consistent with guidance issued by the IRS;

•	certain restrictions on selling assets outside the ordinary course of business;

•	discontinuing the active conduct of the Communications Business; and

•	entering into any other corporate transaction (apart from the Mergers) which, when combined with the Mergers, would cause Newco to undergo a 50% or greater change in its stock ownership.

As of the effective time of the First Merger, NetScout is subject to the same obligations and restrictions imposed on Newco under the Tax Matters Agreement, including, without limitation, the tax-related covenants discussed above.

Newco and NetScout have generally agreed to indemnify Danaher and its affiliates against any and all tax-related liabilities allocated to Newco and NetScout under the Tax Matters Agreement, including tax-related liabilities incurred by Danaher and its affiliates relating to the Distribution and certain other aspects of the Restructuring to the extent caused by an acquisition of Newco’s stock or assets or by any other action undertaken by Newco or NetScout. This indemnification provision applies even if Danaher has permitted Newco or NetScout to take an action that would otherwise have been prohibited under the tax-related covenants described above.

Danaher has generally agreed to indemnify Newco, NetScout and their affiliates against any and all tax-related liabilities allocated to Danaher under the Tax Matters Agreement, including (i) tax-related liabilities imposed on or by reason of the Restructuring and (ii) tax-related liabilities incurred by Newco, NetScout and their affiliates relating to the Mergers, the Distribution and certain other aspects of the Restructuring to the extent caused by any action undertaken by Danaher or its affiliates.

The foregoing description of the Tax Matters Agreement is qualified in its entirety by reference to the Tax Matters Agreement, attached hereto as Exhibit 10.1 and incorporated by reference herein.

Transition Services Agreement

In connection with the closing of the Transactions, the Company, Newco (which, as a result of the Transactions, became a wholly-owned subsidiary of the Company) and Danaher entered into a transition services agreement, effective as of the Closing Date (the “Transition Services Agreement”). In order to facilitate the transition of the Communications Business to Newco, under the Transition Services Agreement, Danaher and its affiliates will provide Newco with specified support services and other assistance for a limited time following the closing of the Mergers.

The Transition Services Agreement also addresses certain matters with respect to the provision of such services, including the management of the relationship between the parties, the use of and access to each other’s records, confidentiality and proprietary rights.

The initial term of the Transition Services Agreement is currently contemplated to be for a period commencing on the Closing Date and ending at 11:59 p.m. Eastern Time on June 30, 2016, unless earlier terminated as provided in the Transition Services Agreement, although the individual terms of certain services may expire prior to the end of the term of the Transition Services Agreement itself. Newco does not have the unilateral right to extend the services provided under the Transition Services Agreement.

Newco is generally able to terminate any services provided by giving 30 days written notice to Danaher. Once Newco has terminated any of the services, Newco shall not be permitted to request such services be resumed pursuant to the Transition Services Agreement.

Each party to the Transition Services Agreement has generally agreed to indemnify the other party and other party’s related parties from claims related to the indemnifying party’s breach of its obligations under the Transition Services Agreement.

The foregoing description of the Transition Services Agreement is qualified in its entirety by reference to the Transition Services Agreement, attached hereto as Exhibit 10.2 and incorporated by reference herein.

Employee Matters Agreement

In connection with the closing of the Transactions, the Company, Newco (which, as a result of the Transactions, became a wholly-owned subsidiary of the Company) and Danaher entered into an employee matters agreement, effective as of the Closing Date (the “Employee Matters Agreement”), that, among other things, allocates between the parties the pre-and post-closing liabilities in respect of the employees (“Newco Employees”) and independent contractors of the Communications Business transferred to Newco (including liabilities in respect of Danaher’s employee benefit plans) and establishes certain required treatment of the transferred employees by NetScout.

For 12 months after the closing of the Transactions, NetScout will generally provide each Newco Employee with cash compensation equal to the base salary or hourly wage provided to the employee immediately before the closing of the Transactions and a target annual cash bonus opportunity that is no less favorable than the target annual cash bonus opportunity in effect for the employee immediately before the closing of the Transactions. In addition, NetScout will provide Newco Employees not covered by a collective bargaining agreement with severance benefits that are no less favorable than pre-closing severance benefits available to such employees. NetScout will also use reasonable best efforts to provide Newco Employees with other standard employee benefits available to similarly situated employees.

Each option to purchase shares of Danaher common stock that is held by a Newco Employee and was vested and exercisable immediately before the closing of the Transactions or is scheduled to vest on or before August 4, 2015 will generally remain outstanding for 90 days following the later of the closing date of the Transactions or the date the option becomes vested and exercisable. Each restricted stock unit relating to shares of Danaher common stock that is held by a Newco Employee and was unvested immediately before the closing of the Transactions, but is scheduled to vest on or before August 4, 2015, will continue to vest and be settled in accordance with its terms.

All stock options and restricted stock units relating to shares of Danaher common stock that are held by a Newco Employee and that were not vested immediately before the closing of the Transactions or scheduled to vest on or before August 4, 2015, will generally be cancelled by Danaher immediately before the closing of the Transactions and replaced by NetScout with a cash retention award and restricted stock units relating to shares of NetScout common stock in respect of the value of the cancelled Danaher stock options and Danaher restricted stock units held by the employee before the closing of the Transactions. The maximum aggregate value of all restricted stock units relating to shares of NetScout common stock that will be granted to Newco Employees in respect of their cancelled Danaher equity awards will not exceed $15 million.

The foregoing description of the Employee Matters Agreement is qualified in its entirety by reference to the Employee Matters Agreement, attached hereto as Exhibit 10.3 and incorporated by reference herein.

IP License Agreement

In connection with the closing of the Transactions, Danaher and Newco (which, as a result of the Transactions, became a wholly-owned subsidiary of the Company) entered into an intellectual property cross-license agreement, effective as of the Closing Date (the “IP License Agreement”), pursuant to which Danaher agreed to license to Newco certain of Danaher’s intellectual property rights and Newco agreed to license back to Danaher certain of the intellectual property rights transferred to Newco in the Transactions.

The foregoing description of the IP License Agreement is qualified in its entirety by reference to the IP License Agreement, attached hereto as Exhibit 10.4 and incorporated by reference herein.

Credit Agreement

On the Closing Date, the Company entered into a certain credit facility with a syndicate of lenders pursuant to a Credit Agreement, dated as of the Closing Date (the “Credit Agreement”), by and among: the Company; JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent and collateral agent; J.P. Morgan Securities LLC, KeyBanc Capital Markets, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners; Santander Bank, N.A., SunTrust Bank, N.A. and U.S. Bank National Association, as co-documentation agents; and the lenders party thereto. The Credit Agreement provides for a five-year $800,000,000 senior secured revolving credit facility, including a letter of credit sub-facility of up to $50,000,000. The Company may elect to use the new credit facility for working capital purpose or repurchase common stock under the Company’s 20 million share common stock repurchase plan. The commitments under the Credit Agreement will expire on July [14], 2020, and any outstanding loans will be due on that date.

At the Company’s election, revolving loans under the Credit Agreement bear interest at either (a) a Base Rate per annum equal to the greatest of (1) JPMorgan’s prime rate, (2) 0.50% in excess of the federal funds effective rate, or (3) an adjusted LIBO rate plus 1%; or (b) such adjusted LIBO rate (for the interest period selected by the Company), in each case plus an applicable margin.

For the initial period until the Company has delivered financial statements for the quarter ended March 31, 2016, the applicable margin will be 1.75% per annum for LIBOR loans and 0.75% per annum for Base Rate loans, and thereafter the applicable margin will vary depending on the Company’s leverage ratio, ranging from 1.00% per annum for Base Rate loans and 2.00% per annum for LIBOR loans if the Company’s consolidated leverage ratio is greater than 2.50 to 1.00, down to 0.25% per annum for Base Rate loans and 1.25% per annum for LIBOR loans if the Company’s consolidated leverage ratio is equal to or less than 1.00 to 1.00.

The Company’s consolidated leverage ratio is the ratio of its total funded debt compared to its consolidated adjusted EBITDA. Consolidated adjusted EBITDA includes certain adjustments, including, without limitation, adjustments relating to extraordinary, unusual or non-recurring charges, certain restructuring charges, non-cash charges, certain transaction costs and expenses and certain pro forma adjustments in connection with material acquisitions and dispositions, all as set forth in detail in the definition of Consolidated EBITDA in the Credit Agreement.

Commitment fees will accrue on the daily unused amount of the credit facility. For the initial period until the Company has delivered financial statements for the quarter ended March 31, 2016, the commitment fee will be 0.20% per annum, and thereafter the commitment fee will vary depending on the Company’s consolidated leverage ratio, ranging from 0.35% per annum if the Company’s consolidated leverage ratio is greater than 2.50 to 1.00, down to 0.20% per annum if the Company’s consolidated leverage ratio is equal to or less than 1.00 to 1.00.

Letter of credit participation fees are payable to each lender on the amount of such lender’s letter of credit exposure, during the period from the closing date of the Credit Agreement to but excluding the date which is the later of (i) the date on which such lender’s commitment terminates or (ii) the date on which such lender ceases to have any letter of credit exposure, at a rate per annum equal to the applicable margin for LIBOR loans. Additionally, the Company will pay a fronting fee to each issuing bank in amounts to be agreed to between the Company and the applicable issuing bank.

Interest on Base Rate loans is payable at the end of each calendar quarter. Interest on LIBOR loans is payable at the end of each interest rate period or at the end of each three-month interval within an interest rate period if the period is longer than three months. The Company may also prepay loans under the Credit Agreement at any time, without penalty, subject to certain notice requirements.

The loans and other obligations under the credit facility are (a) guaranteed by each of the Company’s wholly-owned material domestic restricted subsidiaries, subject to certain exceptions, and (b) are secured by substantially all of the assets of the Company and the subsidiary guarantors, including a pledge of all the capital stock of material subsidiaries held directly by the Borrower and the subsidiary guarantors (which pledge, in the case of any foreign subsidiary, is limited to 65% of the voting stock), subject to certain customary exceptions and limitations. The Credit Agreement generally prohibits any other liens on the assets of the Company and its restricted subsidiaries, subject to certain exceptions as described in the Credit Agreement.

The Credit Agreement contains certain covenants applicable to the Company and its restricted subsidiaries, including, without limitation, limitations on additional indebtedness, liens, various fundamental changes, dividends and distributions, investments (including acquisitions), transactions with affiliates, asset sales, including sale-leaseback transactions, speculative hedge agreements, payment of junior financing, changes in business and other limitations customary in senior secured credit facilities. In addition, the Company is required to maintain certain consolidated leverage and interest coverage ratios. These covenants and limitations are more fully described in the Credit Agreement.

The Credit Agreement provides that events of default will exist in certain circumstances, including failure to make payment of principal or interest on the loans when required, failure to perform certain obligations under the Credit Agreement and related documents, defaults under certain other indebtedness, certain insolvency events, certain events arising under ERISA, a change of control and certain other events. Upon an event of default, the administrative agent with the consent of, or at the request of, the holders of more than 50% in principal amount of the loans and commitments may terminate the commitments and accelerate the maturity of the loans and enforce certain other remedies under the Credit Agreement and the other loan documents.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, attached hereto as Exhibit 10.5 and incorporated by reference herein.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with the Company’s revolving credit facility described above, effective as of the Closing Date, the Company terminated its existing term loan and revolving credit facility pursuant to the Credit and Security Agreement, dated as of November 22, 2011, by and among NetScout Systems, Inc., KeyBank National Association, as joint lead arranger, sole book runner and administrative agent, Wells Fargo Bank, National Association, as joint lead arranger and co-syndication agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arranger, Bank of America, N.A., as co-syndication agent, and Silicon Valley Bank and Comerica Bank, as co-documentation agents, and the Lenders party thereto.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On the Closing Date, the Mergers were consummated pursuant to the Merger Agreement and the Distribution Agreement. Pursuant to the Merger Agreement, each issued and outstanding Newco common unit was converted into the right to receive one share of NetScout common stock. The Company issued approximately 62,500,000 shares of its common stock to the former holders of Newco common units, together with cash in lieu of fractional shares. On the Closing Date, Newco, which directly and through its subsidiaries, holds the Communications Business, became a wholly-owned subsidiary of the Company by virtue of the First Merger.

Immediately after consummation of the Mergers, approximately 59.5% of the fully-diluted shares of NetScout common stock was held by pre-First Merger holders of Newco common units and certain employees of Newco and 40.5% of the fully-diluted shares of NetScout common stock was held by NetScout’s pre-First Merger equityholders. In connection with the Mergers and related transactions, the Company, Danaher and Newco entered into certain additional agreements relating to, among other things, certain tax matters, certain employee matters, certain licensing matters, the provision of certain transition services during a transition period following the consummation of the Merger and the sharing of facilities, services and supplies.

The information contained in Item 1.01 above is incorporated herein by reference. In addition, the forgoing description of the Transactions is qualified in its entirety by reference to the Merger Agreement and the Distribution Agreement, copies of which are filed as Exhibits 2.1 and 2.2 hereto, respectively, and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above with respect to entry into the Credit Agreement is incorporated herein by reference.

Item 8.01.	Other Events.

On July 14, 2015, the Company issued a press release announcing the completion of the Transactions. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form-8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The Company hereby files the following exhibits:

2.1	Agreement and Plan of Merger and Reorganization dated October 12, 2014 by and among NetScout Systems, Inc., Danaher Corporation, Potomac Holding LLC, RS Merger Sub I, Inc., and RS Merger Sub II, LLC (filed as Exhibit 2.1 to NetScout’s current report on Form 8-K filed with SEC on October 14, 2014 and incorporated herein by reference).

2.2	Separation and Distribution Agreement dated October 12, 2014 by and among Danaher Corporation, NetScout Systems, Inc. and Potomac Holding LLC (filed as Exhibit 10.1 to NetScout’s current report on Form 8-K filed with SEC on October 14, 2014 and incorporated herein by reference).

2.3	Closing Agreement dated July 14, 2015 by and among NetScout Systems, Inc., Danaher Corporation, Potomac Holding LLC, RS Merger Sub I, Inc., and RS Merger Sub II, LLC.

10.1	Tax Matters Agreement dated July 14, 2015 by and among Danaher Corporation, NetScout Systems, Inc. and Potomac Holding LLC.

10.2	Transition Services Agreement dated July 14, 2015 by and among NetScout Systems, Inc., Danaher Corporation and Potomac Holding LLC.

10.3	Employee Matters Agreement dated July 14, 2015 by and among NetScout Systems, Inc., Danaher Corporation and Potomac Holding LLC.

10.4	Intellectual Property Cross-License Agreement dated July 14, 2015 by and between Danaher Corporation and Potomac Holding LLC.

10.5	Credit Agreement, dated as of July 14, 2015, by and among: NetScout Systems, Inc., JPMorgan Chase Bank, N.A., as administrative agent and collateral agent; J.P. Morgan Securities LLC, KeyBanc Capital Markets, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners; Santander Bank, N.A., SunTrust Bank, N.A. and U.S. Bank National Association, as co-documentation agents; and the Lenders party thereto.

99.1	Press Release of NetScout Systems, Inc., dated July 14, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NETSCOUT SYSTEMS, INC.

By:	/s/ Jean Bua
Jean Bua
Chief Financial Officer

Date:	July 15, 2015

Exhibit Index

Exhibit Number	Description

2.1	Agreement and Plan of Merger and Reorganization dated October 12, 2014 by and among NetScout Systems, Inc., Danaher Corporation, Potomac Holding LLC, RS Merger Sub I, Inc., and RS Merger Sub II, LLC (filed as Exhibit 2.1 to NetScout’s current report on Form 8-K filed with SEC on October 14, 2014 and incorporated herein by reference).

2.2	Separation and Distribution Agreement dated October 12, 2014 by and among Danaher Corporation, NetScout Systems, Inc. and Potomac Holding LLC (filed as Exhibit 10.1 to NetScout’s current report on Form 8-K filed with SEC on October 14, 2014 and incorporated herein by reference).

2.3	Closing Agreement dated July 14, 2015 by and among NetScout Systems, Inc., Danaher Corporation, Potomac Holding LLC, RS Merger Sub I, Inc., and RS Merger Sub II, LLC.

10.1	Tax Matters Agreement dated July 14, 2015 by and among Danaher Corporation, NetScout Systems, Inc. and Potomac Holding LLC.

10.2	Transition Services Agreement dated July 14, 2015 by and among NetScout Systems, Inc., Danaher Corporation and Potomac Holding LLC.

10.3	Employee Matters Agreement dated July 14, 2015 by and among NetScout Systems, Inc., Danaher Corporation and Potomac Holding LLC.

10.4	Intellectual Property Cross-License Agreement dated July 14, 2015 by and between Danaher Corporation and Potomac Holding LLC.

10.5	Credit Agreement, dated as of July 14, 2015, by and among: NetScout Systems, Inc., JPMorgan Chase Bank, N.A., as administrative agent and collateral agent; J.P. Morgan Securities LLC, KeyBanc Capital Markets, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets and Wells Fargo Securities, LLC, as joint lead arrangers and joint bookrunners; Santander Bank, N.A., SunTrust Bank, N.A. and U.S. Bank National Association, as co-documentation agents; and the Lenders party thereto.

99.1	Press Release of NetScout Systems, Inc., dated July 14, 2015.